2012 Award
Restricted Stock

TRIMAS CORPORATION
2006 LONG TERM EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

TriMas Corporation (“Corporation”), as permitted by the TriMas Corporation 2006 Long Term Equity Incentive Plan (“Plan”), hereby grants to the individual listed below (“Grantee”), a Restricted Stock Award (“Award”) for the number of shares of the Corporation’s Common Stock set forth below (“Restricted Stock”), subject to the terms and conditions of the Plan and this Restricted Stock Agreement (“Agreement”).
Unless otherwise defined in this Agreement or in Appendix A to this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary.
I.    NOTICE OF RESTRICTED STOCK AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	[month and day], 2012
Grant Date:	[month and day], 2012
Number of Shares of Restricted Stock in Award:	[number of shares]

II.    AGREEMENT
A.    Grant of Restricted Stock. The Corporation hereby grants to the Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Restricted Stock set forth above. The Restricted Stock granted under this Agreement are payable only in shares of Common Stock of the Corporation. Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Stock in this Award are subject to the terms, definitions and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting. The Restricted Stock will vest in three equal installments on the first three anniversaries (each respective one-, two- and three-year period, a “Restriction Period”) of the Grant Date, subject to Grantee’s continued status as a Service Provider through the end of each such Restriction Period.
2.    Rights as Stockholder. Except for the potential forfeitability of the

Restricted Stock before the lapse of restrictions set forth in Section A.1 above, the Grantee has all rights of a stockholder (including voting and dividend rights) commencing on the date of the Corporation’s book entry evidencing the grant of Restricted Stock under this Agreement. With respect to any dividends that are paid with respect to your Restricted Stock between the date of this Agreement and during any applicable Restriction Period, such dividends (whether payable in cash or shares) shall be subject to the same restrictions as your Restricted Stock, including any forfeiture provisions described in Section A.4 below.
3.    Adjustments. In the event of any stock dividend, reclassification, subdivision or combination, or similar transaction affecting the Restricted Stock covered by this Award, the rights of the Grantee will be adjusted as provided in Article X of the Plan.
4.    Termination of Services; Forfeiture. Notwithstanding any other provision of this Agreement:
(a)    Voluntary Termination; Termination for Cause. Any unvested Restricted Stock subject to the Award will be canceled and forfeited if the Grantee voluntarily terminates the Grantee’s services with the Corporation or a Subsidiary (other than for Good Reason as provided in paragraph (d) below), or if the Grantee’s services are involuntarily terminated by the Corporation or a Subsidiary for Cause.
(b)    Death; Disability. If the grantee ceases to be a Service Provider prior to the end of any Restriction Period as a result of Grantee’s death or Disability, the Grantee shall fully vest in the Restricted Stock subject to the Award.
(c)    Qualifying Termination. If the Grantee has a “Qualifying Termination” (as defined in Appendix A, attached hereto) within three years following a Change in Control, the Grantee shall fully vest in the Restricted Stock subject to this Award.
(d)    Other than For Cause; Good Reason. If the Grantee’s services are terminated by the Corporation or a Subsidiary other than for Cause, or if the Grantee terminates his services with the Corporation or a Subsidiary for “Good Reason” (as defined in Appendix A, attached hereto) the Grantee shall vest in a pro-rata portion of the Grantee’s unvested Restricted Stock, with the pro-rata amount calculated by (x) multiplying the total number of shares of Restricted Stock subject to this Award, by a fraction with (i) a numerator equaling the number of whole calendar months that have elapsed from the Grant Date to the date of the Grantee’s termination, and (ii) a denominator equal to 36, and then (y) subtracting the number of shares of Restricted Stock that have already vested under this Award.
(e)    Retirement. If the Grantee ceases to be a Service Provider as a result of the Grantee’s “Retirement” (as defined in Appendix A, attached hereto) prior to the end of any Restriction Period, the Committee may, in its discretion, determine to vest a portion of the Grantee’s unvested Restricted Stock, with such pro-rata amount to be calculated by (x)

multiplying the total number of shares of Restricted Stock subject to this Award, by a fraction with (i) a numerator equaling the number of whole calendar months that have elapsed from the Grant Date to the date of the Grantee’s Retirement, and (ii) a denominator equal to 36, and then (y) subtracting the number of shares of Restricted Stock that have already vested under this Award.
Any Restricted Stock that does not vest in accordance with this Section A.4 shall be canceled and forfeited as of the date of the Grantee’s termination. Further, the Corporation retains the right to accelerate the vesting of all or a portion of the Restricted Stock subject to this Award, in which event a similar pro-ration determination as provided in the previous sentence will be apply.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Restricted Stock subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Notwithstanding the foregoing, with the consent of the Administrator, in its sole discretion, the Grantee may assign or transfer this Award and its underlying Restricted Stock to a Permitted Assignee, if the Permitted Assignee is bound by and subject to all terms and conditions of the Plan and this Agreement, and the Permitted Assignee executes an agreement satisfactory to the Corporation evidencing these obligations. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of the Grantee.
2.    Withholding. Grantee authorizes the Corporation to withhold from the shares of Common Stock to be delivered as payment the number of shares needed to satisfy any applicable income and employment tax withholding obligations, or Grantee agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with the vesting of the Restricted Stock under this Award.
3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section B.3, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. In the event of any dispute, controversy, claim, question or disagreement arising from or relating to this Agreement or the breach of this Agreement, the Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)    Arbitration. If the Grantee and the Corporation do not reach a solution within a period of 30 days, then, upon written notice by the Grantee to the Corporation or the Corporation to the Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.

4.    Code Section 409A. Without limiting the generality of any other provision of this Agreement, Section 11.9 of the Plan pertaining to Code Section 409A is hereby explicitly incorporated into this Agreement.
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on the Grantee any right to continue as a Service Provider of the Corporation or any Subsidiary, or may interfere with or restrict in any way the rights of the Corporation or any Subsidiary, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between the Grantee and the Corporation or any Subsidiary.
6.    Effect on Other Benefits. In no event will the value, at any time, of the Restricted Stock or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Corporation or any Subsidiary unless otherwise specifically provided for in such plan.
7.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated: [month and date], 2012	By: Name: Joshua A. Sherbin Title: Vice President, General Counsel and Corporate Secretary

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK AGREEMENT, NOR IN THE CORPORATION’S 2006 LONG TERM EQUITY INCENTIVE PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS RESTRICTED STOCK AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
RESTRICTED STOCK AGREEMENT
GLOSSARY
For purposes of this Agreement:
“Good Reason” means:

•	A material and permanent diminution in the Grantee’s duties or responsibilities;

•	A material reduction in the aggregate value of base salary and bonus opportunity or material reduction in the aggregate value of other benefits provided to the Grantee by the Corporation; or

•	A permanent reassignment of the Grantee to another primary office, or relocation of the Corporation’s office of more than 35 miles from current office location.
The Grantee must notify the Corporation of the Grantee’s intention to invoke termination for Good Reason within 90 days after the Grantee has knowledge of such event and provide the Corporation 30 days’ opportunity for cure, or such event shall not constitute Good Reason. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.
“Qualifying Termination” means a termination of the Grantee’s services with the Corporation or a Subsidiary of the Corporation for any reason other than:

•	death;

•	Disability;

•	Cause; or

•	A termination of Services by the Grantee without Good Reason, (as defined above).
“Retirement” means termination of Service with the consent of the Committee on or after age 55, or any other definition established by the Corporation’s Compensation Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any Award subject to Code Section 409A cannot be changed after the Award is granted.